Exhibit 4.54

Shanghai Juhuo Network Technology Co., Ltd

and

Shanghai Giant Network Technology Co., Ltd

signed

Technical Consulting & Service Agreement

Shanghai, China

Technical Consulting & Service Agreement

This Technical Consulting & Service Agreement (the “Agreement”) is entered into on January 2, 2014 in Shanghai, the People’s Republic of China (“PRC”) by and between the following two parties:

Party A: Shanghai Juhuo Network Technology Co., Ltd.

Address: Building No.3, No. 700 Yishan Road, Shanghai, China

Party B: Shanghai Giant Network Technology Co., Ltd

Address: Building No.3, No. 700 Yishan Road, Shanghai, China

Whereas,

1.	Party A is a company of limited liability established within the territory of the People’s Republic of China and which engages in the business of developing, designing, making computer hardware and software, and designing, installing, testing and maintaining integrated computer systems, selling its own products, and providing related technical and business consulting and services; it has rich experience and a team of outstanding professionals;

2.	Party B is a company of limited liability established within the territory of the People’s Republic of China which, by the approval of relevant government authorities, engages in the business of providing internet information services and developing and operating online games;

3.	Party B desires to obtain from Party A technical support, marketing strategic advice and development support relating to its business, and Party A agrees to provide such support to Party B;

Now, therefore, adhering to the principles of equality and mutual benefit, and after friendly negotiations, the Parties reach the following agreement for mutual compliance:

1.	Service

1.1	The Parties agree that during the term of this Agreement Party A shall provide to Party B the technical support services as listed in Attachment I hereto (“Technical Support”) in accordance with this Agreement.

1.2	To ensure the confidentiality of the technical secrets contained in the Technical Support provided by Party A, as well as the effect and efficiency of such Technical Support, Party B agrees that, unless with prior-written approval from Party A, during the term of this Agreement Party B will not hire any third party to provide to Party B or take any action by itself that may affect the confidentiality of the technical secrets contained in the Technical Support provided by Party A or the effect and efficiency of such Technical Support, except bad-faith actions taken by a third party beyond the control of Party B.

1.3	Any intellectual property rights (including but not limited to copyrights, patents, technical and business secrets and others) generated in the course of performing this Agreement, developed by Party A on its own, shall exclusively be owned by Party A. Party B shall only have a royalty-free and non-sublicense right to such rights without time limit.

2.	Computation and Payment of Service Fee

The Parties agree that the compensation for Party A’s Technical Support to Party B (the “Service Fee”) as listed in Attachment I shall be computed and paid in accordance with Attachment II.

3.	Representations, Undertakings and Covenants

3.1	The Parties make the following representations, undertakings and covenants, which will be true on and after the date of execution of this Agreement:

3.1.1	Party A is qualified under Chinese laws and regulations to provide the Technical Support listed in Attachment I, has all required certificates, permits and/or other government approvals, and will maintain its qualification and the validity of such certificates, permits and/or other government approvals during the effective term of this Agreement;

3.1.2	Party A has the necessary equipments and experienced professionals to provide the services listed in Attachment I;

3.1.3	In entering and performing this Agreement, Party A will not violate any law or contractual provision binding on it.

3.2	Party B makes the following representations, undertakings and covenants, which will be true on and after the date of execution of this Agreement:

3.2.1	Party B is qualified under Chinese laws and regulations to provide internet information services, to develop and operate on-line games, and to do all the other businesses it is doing, has all required certificates, permits and/or other government approvals, and will maintain its qualification and the validity of such certificates, permits and/or other government approvals during the effective term of this Agreement;

3.2.2	Party B has never done any illegal transaction or act in its business activities;

3.2.3	In entering and performing this Agreement, Party B will not violate any law or contractual restriction binding on it or in any way affecting it.

4.	Confidentiality

4.1	The Parties agree to take all reasonable precautions to keep the confidentiality of all information which either of them, during the effective term of this Agreement, obtains from the other or becomes aware of or comes into possession of (“Confidential Information”). Without the prior written consent from the disclosing Party, neither Party shall disclose, give nor transfer to any third party such Confidential Information. Upon the termination of this Agreement, the receiving Party shall return to the owner or provider of such Confidential Information all documents, materials or software containing such Confidential Information, or, with consent from the owner or provider, destroy such documents or materials, including deleting all Confidential Information from any memory device. No such Confidential Information shall be used any further. Party A and Party B shall take necessary measures to ensure that the Confidential Information will only be disclosed to their respective employees, agents or professional advisors who have need to know such information, and cause them to be bound by this confidentiality provision.

4.2	The above restrictions does not apply to:

4.2.1	Materials generally available to the public at the time of disclosure;

4.2.2	Materials which become available to the public after the disclosure through no fault of Party A or Party B;

4.2.3	Materials which Party A or Party B can prove to be in its possession before the disclosure and which was not obtained directly or indirectly by such Party from a third party owing to the other Party the obligation of confidentiality;

4.2.4	Disclosure of Confidential Information to relevant authorities or security exchanges required under the law, or to Party A or Party B’s respective legal or financial advisors in the ordinary course of business.

4.3	The Parties agree that this provision shall survive any modification or termination of this Agreement.

5.	Compensation and Termination

5.1	Unless otherwise provided for herein, in the event that either Party breaches its obligation hereunder (including the obligation in Article 3 hereof) either in full or in part, the non-breaching Party may serve a notice in writing requesting the breaching Party to cure its breach within 60 days after receiving the notice, to take appropriate measures to effectively and timely prevent any loss or damage, and to continue to perform its obligations hereunder. Without limiting the foregoing, the breaching Party shall compensate the non-breaching Party for any damage the latter sustained as a result of such breach. However, unless there is a material damage, the non-breaching Party shall not terminate this Agreement.

5.2	In the event that any of the representations and undertakings made by either Party under Article 3 hereof is untrue, and as a result the non- breaching Party sustains a damage, the breaching Party shall compensate the non-breaching Party for any damage the latter sustained as a result. However, unless there is a material violation of the representations and undertakings, the non-breaching Party shall not terminate this Agreement.

6.	Effects, Effective Day and Term of Effectiveness

6.1	This Agreement will enter into effect after it is signed by the authorized representatives of both Parties and affixed with the corporate seals of both Parties.

6.2	This Agreement will be effective for a term of five years starting from the date of its execution, unless Party A terminates this Agreement in accordance with Article 7 hereof. The Parties agree that after this Agreement expires, they may renew this Agreement if Party A wishes to have it renewed.

7.	Termination

7.1	During the effective term of this Agreement, if Party B wishes to terminate this Agreement earlier, it shall serve a six-month prior written notice on Party A and obtain Party A’s consent, and, in that event,:

7.2	If Party A terminates this Agreement due to Party B’s breach before the expiration day, Party A shall have the right to terminate all related licensing agreements and request that Party B pay the liquidated damages and other compensations in accordance with Article 7.1 above. However, if Party A terminates this Agreement without legal or contractual basis, Party A shall be liable for Party B’s losses resulting therefrom, if any.

7.3	The Parties’ rights and obligations as provided in Article 4 and Article 5 herein shall survive the termination of this Agreement.

8.	Settlement of Disputes

8.1	In the event of any dispute regarding the interpretation or performance of any provision hereof, the Parties shall consult with each other in good faith in an effort to solve the dispute. If consultation fails, either Party may submit the dispute to the Shanghai Branch of China International Economic and Trade Arbitration Commission for arbitration in accordance with its then-effective rules. The arbitration proceedings shall be conducted in Chinese and shall take place in Shanghai. The award of arbitration shall be final and binding on the Parties. This provision shall survive the termination of this Agreement.

8.2	Except the matters in dispute, the Parties shall continue to perform their respective obligations hereunder in good faith pursuant to this Agreement.

9.	Force Majeure

9.1	A “Force Majeure Event” is one which is beyond the reasonable control of the affected Party hereto and unavoidable even with reasonable caution, including but not limited to government acts, acts of god, fires, explosions, storms, floods, earthquakes, tidal waves, lightning or wars. However, shortage of credits, funds or inadequate financing shall not be deemed to be beyond the reasonable control of a Party. The Party affected by a Force Majeure Event and requesting to be excused from performance hereunder shall promptly notify the other of such request.

9.2	If performance hereunder is delayed or hindered by a Force Majeure Event as defined above, the affected Party shall be excused from any liability hereunder to the extent of such delay or hindrance. The affected Party shall take appropriate measures to mitigate or remove the impact of such Force Majeure Event, and shall endeavor to resume performance which has been delayed or hindered by the Force Majeure Event. The Parties agree that once the Force Majeure Event is over, they will use their best efforts to resume performance hereunder.

10.	Transfer

Party B shall not transfer any of its rights or obligations hereunder to any third party without Party A’s prior written consent.

11.	Severability

In the event that any of the provisions hereunder is invalid or unenforceable because it conflicts with relevant laws, such provision is invalid and unenforceable only to the extent of the application of the relevant laws, and the validity and effectiveness of other provisions hereunder shall not be affected thereby.

12.	Amendment and Supplement

Amendment and supplement to this Agreement shall be made by the Parties through a written agreement. Such amendment and supplement, once duly executed by the Parties, become component parts of this Agreement and shall be as effective as this Agreement.

13.	Governing Law

The execution, validity, performance and interpretation of this Agreement, as well as resolution of disputes arising hereunder, shall all be governed by and construed in accordance with the PRC laws.

14.	Counterparts

This Agreement shall have four counterparts, and Party A and Party B shall each have two counterparts.

In witness hereof, the Parties have caused their respective authorized representatives to execute this Agreement as of the date first written above.

(The remaining part of this page is intentionally left blank.)

Party A: Shanghai Juhuo Network Technology Co., Ltd

(Seal)
Authorized Representative:
Signature:

Party B: Shanghai Giant Network Technology Co., Ltd

(Seal)
Authorized Representative:
Signature:

Attachment I Technical

Support Service

As long as permitted by law, the technical support service to be provided by Party A to Party B shall include the following, which may be amended from time to time by the Parties in light of Party B’s business operation and in accordance with relevant provisions of the law:

1.	testing, installing and day-to-day maintenance of the server;

2.	maintaining the exchanger, fire walls and other relevant network and equipments;

3.	maintaining the on-line payment and metering systems;

4.	offering safety consulting services on the network as a whole;

5.	developing and maintaining the company’s internal office automation system;

6.	managing and maintaining the company’s computers, network and equipments;

7.	providing project testing and technical evaluation;

8.	maintaining the customers’ service platform;

9.	training employees;

10.	translating on-line games into Chinese, and providing technical support and consulting;

11.	making analysis and following-up studies on the industry on a rolling basis;

12.	Consulting on Games Project:

(1)	proposing a comprehensive operation plan for the games project;

(2)	offering advice regarding the commercial operation of games;

(3)	gather information from the game players on a regular basis, and providing constructive advice regarding the development of the project;

(4)	planning and organizing market research in connection with the games;

(5)	planning and organizing marketing activities in connection with the games;

(6)	offering advice on the resolution of special problems in the games.

13.	Evaluation of Games to be Imported:

(1)	monitoring the on-line games markets at home and abroad;

(2)	testing and evaluating new games;

(3)	recommending games on the basis of the evaluation.

14.	offering other advices relating to Party B’s company strategy and marketing.

Attachment II

Method of Compensation Computation and Payment

The Parties agree that compensations hereunder shall be computed every quarter in the light of Party B’s business condition according to the Parties’ cost and expenses incurred, and on the basis of normal pricing principle between independent business enterprises. Such compensation shall be paid either quarterly or annually.